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Exhibit 10.20

Description of Arrangement between the Registrant and John P. Richard, effective as of October 28, 2004.


From October 2004 to June 2005, the Company had an arrangement with Mr. John P. Richard, the chairman of the board of directors, under which Mr. Richard provided management oversight services during the Company's search for a chief executive officer. For such services, the Company granted him options to purchase 28,000 shares of common stock and paid him $24,000 in 2004, and granted him options to purchase 70,000 shares of common stock and paid him $66,000 in fees and $53,250 as a bonus in 2005. All of such options have an exercise price of $1.71 per share, a ten-year term and were fully vested as of the date of grant.